CONTACT:    Mark Collinson
CCG Investor Relations,
310-954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

For Immediate Release

Unico American Corporation Reports First Quarter 2009 Financial Results

Woodland Hills, California, May 14, 2009 - Unico American Corp. (NASDAQ - “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, announced today its financial results for the first quarter ended March 31, 2009.   Revenues were $10.6 million and net income was $1.0 million ($0.18 per diluted share) compared with revenues of $12.3 million and net income of $1.0 million ($0.17 per diluted share) for the quarter ended March 31, 2008.

First Quarter Highlights

➢	Product Development Activity:

During the first quarter of 2009, there were no material product developments.  However the Company’s sales of new and changed products continued to increase during the first quarter of 2009.

➢	Customer Service Activity:

Our Health Care division’s new billing system, implemented during the third quarter of 2008, proved to be of great benefit to our customers during the first quarter of 2009, resulting in a 100% reduction in calls received for billing assistance and zero complaints.

The search for vendors to help us replace our legacy IT system with web-enabled policy administrative systems continued through the first quarter of 2009.  The search is taking longer than originally expected; but the new system is an integral part of our long-term plan for success and is therefore, deserving of the added attention.

➢	Sales Force Activity:

As of March 31, 2009, the Company had appointed thirteen agents.  As of the date of this release one of those agency agreements was terminated.  Our original target of twenty-four agents by the end of 2009 was revised during the first quarter of 2009, to eighteen.  The decision to slow the growth of our agency force was made in order to accommodate the delayed schedule for implementing our new web-enabled policy administration systems.

Consistent with our original agency business plan, the Company engaged in a variety of promotional activities during the first quarter.  That activity included direct marketing to and branding with consumers, through the help of our marketing personnel and newly-appointed agency force.  Significant effort was also spent in publicizing the recent upgrade of Crusader Insurance Company’s A.M. Best rating, particularly to potential customers in niches where an A- rating is important: commercial building owners for example.

Three Month Period Ended March 31, 2009

In the first quarter of 2009, total revenues were $10.6 million, compared with $12.3 million a year ago, primarily as a result of continued competition in the California marketplace.

Net premium earned was $7.6 million, or 72.0% of revenues, compared to $8.9 million, or 72.7% of revenues, in the first quarter of 2008.

Net investment income was $1.2 million, compared with $1.6 million a year ago as the weighted average investment yield on the Company’s fixed maturity investments fell to 3.4% for the quarter compared to 4.4% for the same quarter last year.

Total insurance company revenues were $9.0 million, or 85.4% of total revenues, compared to $10.6 million, or 86.8% of total revenues, in the first quarter of 2008.

Gross commissions and fees declined 2.1% to $1.4 million, or 13.6% of revenues, from $1.5 million, or 12.0% of revenues, a year ago.

Loss and loss adjustment expenses were $4.6 million, or 60.8% of net premium earned, compared to $6.2 million or 69.4% a year ago. This reduction primarily resulted from an increase in favorable development from prior accident years’ losses and loss adjustment expenses of $0.7 million, compared with $0.4 million in the same quarter last year. Current accident year losses were 70% of net premium earned compared to 73% in the same period in the prior year.

Policy acquisition costs were $2.0 million, or 18.5% of total revenues, compared to $2.1 million, or 17.0% of total revenues, in the first quarter of 2008.

Commissions to agents and brokers were $0.3 million for the first quarter 2009 and 2008, respectively.

Total expenses during the first quarter of 2009 were $9.0 million, compared to $10.8 million for the first quarter of 2008.

Net income was $1 million, or $0.18 per diluted share, compared with $1 million or $0.17 per diluted share a year ago.

“During the first quarter of 2009, we combined initiatives for growth, with the care, consideration and prudent underwriting standards that give us the best chance for a profitable future.  The market remains highly competitive but we have improved our performance and lowered our loss ratio for the current year compared to last year,” said Mr. Cary Cheldin, President of Unico. “While the prospects for longer-term growth continue to look attractive to us, we are planning to grow with enhanced levels of efficiency and the same level of conservative management that brought us another profitable quarter.”

Financial Condition

As of March 31, 2009, the Company had cash and investments of $143 million (at amortized cost), of which $130 million were fixed maturity investments.  Of these, $119 million (91%) are U.S. treasury securities.

Stockholders’ equity at March 31, 2009, was $76.2 million, or $13.69 per common share, including unrealized after-tax investment gains of $4.2 million compared to stockholders’ equity of $77.0 million, or $13.81 per common share, including unrealized after-tax investment gains of $4.9 million at December 31, 2008.

Share Repurchase Programs

During the three months ended March 31, 2009, the Company purchased an additional 6,688 shares of its common stock at a total cost of $51,866.  As of March 31, 2009, under the stock repurchase programs previously adopted by the Company, the Company had remaining authority to repurchase up to an aggregate of 508,779 shares of common stock.

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance, mainly through its insurance company subsidiary Crusader Insurance Company; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. For more information, please visit www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

-Financial Tables Follow -

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: March 31, 2009 $130,452; December 31, 2008 $135,540)	$136,812	$142,972
Short-term investments, at cost	12,486	9,502
Total Investments	149,298	152,474
Cash	33	28
Accrued investment income	1,056	1,301
Premiums and notes receivable, net	5,790	4,681
Reinsurance recoverable:
Paid losses and loss adjustment expenses	1,096	114
Unpaid losses and loss adjustment expenses	18,726	19,816
Deferred policy acquisition costs	5,365	5,220
Property and equipment (net of accumulated depreciation)	360	360
Other assets	616	609
Total Assets	$182,340	$184,603

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$75,445	$78,655
Unearned premiums	20,705	19,962
Advance premium and premium deposits	1,631	1,193
Income taxes payable	584	559
Deferred income taxes	274	795
Accrued expenses and other liabilities	6,473	6,481
Dividends payable	1,002	-
Total Liabilities	$106,114	$107,645

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,567,627 at March 31, 2009, and 5,574,315 at December 31, 2008	$3,566	$3,569
Accumulated other comprehensive income	4,198	4,905
Retained earnings	68,462	68,484
Total Stockholders’ Equity	$76,226	$76,958

Total Liabilities and Stockholders' Equity	$182,340	$184,603

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED FINANCIAL DATA
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended
	March 31
	2009	2008
REVENUES
Insurance Company Revenues
Premium earned	$9,874	$11,147
Premium ceded	2,255	2,222
Net premium earned	7,619	8,925
Net investment income	1,224	1,597
Net realized investment gains	-	6
Other income	204	115
Total Insurance Company Revenues	9,047	10,643

Other Revenues from Insurance Operations
Gross commissions and fees	1,440	1,471
Investment income	-	25
Finance charges and fees earned	99	125
Other income	2	4
Total Revenues	10,588	12,268

EXPENSES
Losses and loss adjustment expenses	4,635	6,196
Policy acquisition costs	1,954	2,081
Salaries and employee benefits	1,429	1,437
Commissions to agents/brokers	314	321
Other operating expenses	709	787
Total Expenses	9,041	10,822
Income Before Taxes	1,547	1,446
Income Tax Provision	518	486
Net Income	$1,029	$960

PER SHARE DATA
Basic Earnings Per Share	$0.18	$0.17
Weighted Average Shares (000)	5,569	5,625
Diluted Earnings Per Share	$0.18	$0.17
Weighted Average Shares (000)	5,607	5,670

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	Three Months Ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$1,029	$960
Adjustments to reconcile net income to net cash from operations
Depreciation	49	53
Bond amortization, net	85	57
Net realized investment gains	-	(6)
Changes in assets and liabilities
Premium, notes and investment income receivable	(864)	577
Reinsurance recoverable	108	3,265
Deferred policy acquisitions costs	(146)	199
Other assets	(9)	(81)
Reserve for unpaid losses and loss adjustment expenses	(3,210)	(5,645)
Unearned premium reserve	743	(1,196)
Funds held as security and advanced premiums	438	381
Accrued expenses and other liabilities	(8)	2,696
Income taxes current/deferred	(129)	489
Net Cash (Used in) Provided by from Operations	(1,914)	1,749

Investing Activities
Purchase of fixed maturity investments	(2,196)	(11,185)
Proceeds from maturity of fixed maturity investments	7,200	16,510
Proceeds from sale of fixed maturity investments	-	506
Net (increase) in short-term investments	(2,984)	(7,630)
Additions to property and equipment	(49)	(12)
Net Cash Provided (Used) by Investing Activities	1,971	(1,811)

Financing Activities
Repurchase of common stock	(52)	-
Net Cash Used by Financing Activities	(52)	-

Net increase (decrease) in cash	5	(62)
Cash at beginning of period	28	108
Cash at End of Period	$33	$46

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$650	-